Exhibit 10.03

BARGAIN SALE AGREEMENT AND INITIAL ESCROW INSTRUCTIONS

This Bargain Sale Agreement and Initial Escrow Instructions (“Agreement”), dated December 1, 2015, for reference purposes only, is entered into by and between THE INDUSTRIAL DEVELOPMENT BOARD OF THE TOWN OF SULLIGENT, INC., (“Buyer”), and Deer Valley Homebuilders, Inc., a Alabama Domestic Corporation, (“Seller”).

Recitals

A. Seller is the owner of approximately 13 acres of improved real property located in the City of Sulligent (“City”), County of Lamar (“County”), State of Alabama (“State”), as more particularly described on Exhibit A attached to this Agreement (the “Real Property”).

B. On the terms, conditions and provisions set forth in this Agreement, Buyer desires to purchase, and Seller desires to sell to Buyer, the Property for public purposes.

C. Buyer is a political subdivision of the State of Alabama, and is included in the list of organizations described in Section 170(c)(1) of the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder (the “Code”).

D. Seller believes that the purchase price for the Property which is specified in this Agreement is substantially below the fair market value of the Property. Seller intends that the difference between the purchase price and the fair market value shall be a charitable contribution to Buyer.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties agree as follows:

Agreement

1. Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property on the terms and subject to the conditions set forth in this Agreement. The “Effective Date” of this Agreement shall be the first date upon which both Seller and Buyer have executed this Agreement.

2. Purchase Price. The purchase price (“Purchase Price”) for the Property shall be One Million One Hundred Fifty Thousand Dollars ($1,150,000.00).

(a) Purchase Price. The Buyer shall pay to the Seller through a Bargain Sale purchase, based on a combination of cash and a charitable contribution. A Bargain Sale occurs when a seller sells a property for the less than current appraised value (based on an IRS 561 appraisal to be performed by an MAI appraiser “Appraised Value”) to an IRS 561 approved organization (i.e. a municipality, not for profit entity, etc.) and is then able to use the difference between appraised value and cash received as a tax deduction through a charitable contribution. The purchase price shall be the Appraised Value. The amount of monies owed by the The Industrial Development Board of the City of Sulligent, Inc. shall not exceed $350,000.00.

(b) Cash Amount. Three Hundred Fifty Thousand Dollars ($350,000.00) (maximum amount paid by The Industrial Development Board of the City of Sulligent). The cash amount will remain $350,000.00 regardless if the charitable deduction increases or decreases.

(c) Charitable Contribution Amount (Tax Deduction). To be calculated by reducing the Appraised Value by the Cash Amount. Based upon the appraised value of $1,150,000.00, the charitable contribution would be $800,000.00. The Industrial Development Board of the Town of Sulligent provides no assurance as to the charitable deduction since that is a matter between the Internal Revenue Service and Deer Valley Homebuilders, Inc.

(d) Earnest Money Deposit. As evidence of good faith, Buyer will deposit in an escrow account to be maintained by a mutually acceptable attorney, title insurance company, as escrow agent, the sum of $10,000.00 (the “Earnest Money”) which will be credited toward the purchase price.

3. Payment of Purchase Price. At least one (1) business day prior to Close of Escrow (as defined in Section 4(b) below), Buyer shall deposit with Tim R. Wadsworth, Attorney at Law, Post Office Box 987, 55051 Highway 17, Sulligent, Alabama 35586, (“Escrow Holder”) the Purchase Price in immediately available funds, which shall be paid to Seller at Close of Escrow.

4. Escrow.

(a) Opening of Escrow. Within one (1) business day after the Effective Date, Seller shall open escrow (“Escrow”) with Escrow Holder. Buyer and Seller agree to execute and deliver to Escrow Holder, in a timely manner, all escrow instructions necessary to consummate the transaction contemplated by this Agreement. If there is any inconsistency between such supplemental instructions and this Agreement, this Agreement shall control.

(b) Close of Escrow. For the purpose of this Agreement, the “Close of Escrow” shall be defined as the date that the Warranty Deed (as defined in Section 5, below) affixed thereto, is recorded in the Official Records of Lamar County. The Close of Escrow shall occur on a date mutually acceptable to Seller and Buyer, but in no event later than December 31, 2015, unless extended by the mutual written consent of the parties hereto.

5. Conditions of Title. The Property shall be conveyed to Buyer by Seller by a Warranty Deed, subject only to (a) a lien to secure payment of real estate taxes and assessments (other than the assessment bonds provided for in Section 11(a) below), not delinquent; (b) such other title matters affecting the Property created by or with the written consent of Buyer; ( c) all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property; (d) all matters which would be apparent from an inspection, or disclosed by the Survey; and (e) exceptions which are approved and/or accepted by Buyer in accordance with Section 7(a)(I) of this Agreement, (collectively approved Conditions of Title).

6. Buyer’s Title Certificate. Title shall be evidenced by Certificate of Title equal to the Cash Purchase Price, showing title to the Property vested in Buyer, subject only to the Approved Conditions of Certificate of Title (“Title Certificate”). Buyer shall pay the cost of the Certificate of Title.

7. Conditions to Close of Escrow.

(a) Conditions to Buyer’s Obligations: The Buyer’s obligations to close and consummate the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions:

(i) Title. Pursuant to the terms and conditions of this subsection, Buyer shall have the right to approve any and all matters of and exceptions to title of the Real Property. Buyer shall have ten (10) calendar days following receipt of the Title Documents to give Seller (“Buyer’s Title Notice”) of Buyer’s approval or disapproval of the Title Documents. Notwithstanding the foregoing, Seller agrees to remove on the Close of Escrow any mortgages or liens whereby Seller is the borrower which are currently recorded against the Property.

(ii) Inspection. For the period of time commencing on the Effective Date and ending on December 15, 2015, (“Contingency Period”), Buyer shall have the right to conduct any and all non-destructive inspections, investigations, tests and studies (including, without limitation, investigations with regard to zoning, building codes and other governmental regulations, architectural inspections, engineering tests, economic feasibility studies and soils, seismic and geologic reports and environmental testing) with respect to the Property as Buyer may elect to make or maintain. The cost of any such inspections, tests and/or studies shall be borne by Buyer.

Between the Effective Date and the Close of Escrow, Buyer and Buyer’s employees, agents, contractors, subcontractors and consultants (collectively, “Buyer’s Representatives”) shall have the right to enter upon the Property, at reasonable times during ordinary business hours upon prior written notice to Seller to perform such inspections, investigations, tests and studies. Following any such tests or inspections, Buyer agrees to promptly return any portions of the Property damaged or altered by Buyer during such tests or inspections to substantially the same condition which existed prior to such test or inspection.

Prior to the expiration of the Contingency Period, Buyer shall deliver to Seller written notice (“Contingency Period Notice”) of its approval or disapproval of the Property.

If this Agreement is terminated pursuant to this subsection, Buyer shall deliver to Seller (y) the Documents and Materials delivered to Buyer by Seller, and (z) at no cost and without warranty as to correctness, copies of all reports, studies, maps and engineering studies that were generated by third parties for Buyer with respect to the Property, including, but not limited to, all environmental reports, surveys, marketing reports, geotechnical reports, lot studies and improvement plans;

(iii) Title Certificate. As of the Close of Escrow, Title Agent shall have committed to issue the Certificate of Title to Buyer.

(iv) Seller’s Representations. All representations and warranties made by Seller to Buyer in this Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects as of the Close of Escrow.

(v) Seller’s Obligations. As of the Close of Escrow, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement.

(vi) Approval by Buyer’s Board of Directors. Buyer’s Industrial Development Board of the City of Sulligent shall have ratified and approved Buyer’s execution, delivery and performance of this Agreement (the “Industrial Board”). Buyer shall notify Seller and Escrow Holder promptly upon receipt of the Industrial Board Approval.

(b) Conditions to Seller’s Obligations. The Close of Escrow and Seller’s obligation to consummate the transaction contemplated in this Agreement are subject to the satisfaction of the following conditions for Seller’s benefit on or prior to the dates designated below for the satisfaction of such conditions, or the Close of Escrow in absence of a specified date:

(i) Buyer’s Obligations. Buyer shall have timely performed all of the obligations required to be performed by Buyer under this Agreement.

(ii) Buyer’s Representations. All representations and warranties made by Buyer to Seller in this Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects as of the Close of Escrow.

(iii) Purchase Price. Buyer shall have timely delivered to Escrow Holder the Purchase Price and other sums owing under this Agreement in good funds.

8. Deposits By Seller. At least one (1) business day prior to the Close of Escrow, Seller shall deposit with Escrow Holder the following documents:

(a) Warranty Deed. The Warranty Deed, duly executed and acknowledged in recordable form by Seller.

(b) Letter. Letter from Seller when to make funding available to and who to give funds to.

9. Deposits By Buyer. At least one (1) business day prior to Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder the following:

(a) Purchase Price. The Purchase Price and prorations provided for herein, in cash or immediately available funds.

(b) Warranty Deed. A copy of the form of Grant Deed signed read and approved.

10. Costs and Expenses. Any documentary transfer taxes charged by the County (if any) shall be paid by Seller. Except as otherwise specified in this Agreement, Buyer shall pay any applicable City transfer taxes, escrow fees and recording charges. Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively. All closing costs incurred through the Escrow relating to the Property shall be split  1⁄2 each between Buyer and Seller.

11. Prorations.

(a) Taxes/Assessments. All non-delinquent real estate taxes and non-delinquent assessments on the Property shall be prorated as of 12:01 a.m. on the day of the Close of Escrow based on the actual current tax bill. All delinquent taxes and all delinquent assessments, interest, and penalties, if any, on the Property shall be paid at the Close of Escrow from funds accruing to Seller.

12. Corrections. If any errors or omissions are made regarding adjustments and prorations as set forth herein, the parties shall make the appropriate corrections promptly upon discovery thereof. If any estimates are made at the Close of Escrow regarding adjustments or prorations, the party shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.

13. Condition and Inspection of Property. Notwithstanding any other provision of this Agreement to the contrary, Seller makes no representation or warranty (except as expressly set forth in Section 15 below) whatsoever regarding the Property, the physical condition of the Property, its past use, its compliance with laws (including, without limitation, laws governing environmental matters, zoning, and land use), or its suitability for Buyer’s intended use. Seller has not conducted any investigation regarding the condition of the Property, and the Property is sold AS-IS, WHERE-IS, WITH ALL FAULTS, AND THERE IS NO WARRANTY, EXPRESS OR IMPLIED, REGARDING THE CONDITION OF THE PROPERTY. Buyer hereby represents and warrants that Buyer is relying solely upon, and as of the expiration of the Contingency Period will have conducted its own independent inspection, investigation, and analysis of the Property as it deems necessary or appropriate in so acquiring the Property from Seller, including, without limitation, any and all matters concerning the condition, use, sale, development or suitability for development of the Property.

14. Property Condition Waiver. Following the Close of Escrow, Buyer waives its right to recover from Seller, and the trustees, members, managers, directors, officers, general partners, limited partners, employees and agents of Seller, (collectively, “Seller’s Representatives”), and hereby releases Seller and Seller’s Representatives from, any and all damages, losses, liabilities, costs or expenses whatsoever (including attorney’s fees and costs) and claims therefor, whether direct or indirect, known or unknown, foreseen or unforseen, which may arise on account of or in any way arising out of or connected with (I) the physical condition of the Property, and (ii) the environmental condition of the Property. The foregoing waiver and release shall exclude only those losses, liabilities, damages, costs or expenses, and claims therefor, arising from or attributable to (x) a material matter actually known to Seller (excluding constructive notice) and (1) not disclosed to Buyer and (2) not discovered by Buyer prior to the Close of Escrow, and (y) any breach by Seller of its express representations or warranties under this Agreement.

15. Seller’s Representations and Warranties. In consideration of Buyer entering into this Agreement, Seller makes the representations and warranties set forth in this Section 15.

(a) Seller’s Authority. Seller is the sole owner of fee title to the Property and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated in the execution, delivery and performance of this Agreement. Furthermore, the execution and delivery of this Agreement has been duly authorized and no other action by Seller is required in order to make it a valid and binding contractual obligation of Seller.

(b) No Prior Transfers. Seller has not previously sold, transferred or conveyed the Property, or granted to any other person or entity any right or interest in all or any part of the Property and Seller has not entered into any executory contracts for the sale of all or any part of the Property (other than this Agreement), nor do there exist any rights of first refusal or options to purchase the Property, other than this Agreement and except as may be set forth in the Title Documents or the Leases.

(c) Leases. To the Seller’s present actual knowledge, there are no leases or other agreements (whether oral or written) affecting or relating to the rights of any party with respect to the possession of the Property or any portion thereof which will be in effect after Close of Escrow.

16. Buyer’s Representations and Warranties. In consideration of Seller entering into this Agreement as an inducement to Seller to sell the Property to Buyer, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller.

(a) Buyer’s Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement as provided herein and no other action by Buyer is requisite to the valid and binding execution, deliver and performance of this Agreement.

(b) Enforceability. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

(c) No Side Agreements or Representations. Buyer represents, warrants and covenants to Seller that Buyer has entered into this Agreement based upon its rights and intentions to independently inspect the Property. Except as specifically provided in Section 15 of this Agreement, Seller makes no representation or warranty regarding the condition of the Property, its past use, or its suitability for Buyer’s intended use. Buyer will be relying solely upon its own independent inspection, investigation, and analysis of the Property as it deems necessary or appropriate in so acquiring the Property from Seller, including, without limitation, any and all matters concerning the condition, use, sale, development or suitability of the Property.

17. Damage or Condemnation Prior to Closing. Seller shall promptly notify Buyer of any casualty to the Property or any condemnation proceeding considered or commenced prior to the Close of Escrow. If any such damage or proceeding relates to or may result in the loss of any “material portion” (as defined herein) of the Property, Seller or Buyer may, each at its option, elect either to (i) terminate this Agreement, in which event, except as otherwise provided herein, neither party shall have any further rights or obligations hereunder, or (ii) continue the Agreement in effect, in which event upon the Close of Escrow, Buyer shall be entitled to any compensation, award, or other payments or relief resulting from such casualty or condemnation proceedings. The term “material portion” shall mean damages greater than One Hundred Thousand Dollars ($100,000.00).

18. Notices. All notices, demands, consents, requests or other communications required to or permitted to be given pursuant to this Agreement shall be in writing, shall be given only in accordance with the provisions of this Section, shall be addressed to the parties in the manner set forth below, and shall be conclusively deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours (provided that, notices which are hand delivered shall not be effective unless the sending party obtains a signature of a person at such address that the notice has been received); (b) upon receipt when sent by facsimile to the number set forth below (provided that, notices given by facsimile shall not be effective unless the receiving party delivers the notice also by one other method permitted under this Section); (c) upon the day of delivery if the notice has been deposited in an authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested (provided that, the sender has in its possession the return receipt to prove actual delivery); or (d) one (1) business day after the notice has been deposited with either Golden State Overnight; FedEx or United Parcel Service to be delivered by overnight delivery (provided that, the sending party receives a confirmation of actual delivery from the courier). The addresses of the parties to receive notices are as follows:

TO SELLER:	TO BUYER:
Deer Valley Homebuilders, Inc.	Danny J. Otts, Chairman
Post Office Box 310	Industrial Development Board of the Town of Sulligent, Inc.
Guin, Alabama 35563	Post Office Box 365
Sulligent, Alabama 35586

TO ESCROW HOLDER:
Tim R. Wadsworth
Attorney at Law
Post Office Box 987
Sulligent, Alabama 35586

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section 18, and that any person to be given notice actually receives such notice.

19. Brokers. Seller represents it has not engaged a brokerage firm and owes no commission or finder’s fee in connection with this transaction (“Seller’s Broker”). Buyer represents it has not engaged any person entitled to any brokerage commission or finder’s fee in connection with this transaction.

20. Assignment. Buyer shall not assign its right, title or interest in this Agreement to any other party without the prior written consent of Seller.

21. Cooperation Covenants.

(a) Acknowledgment of Donation. Buyer acknowledges that Seller intends to seek recognition by the Internal Revenue Service (“IRS”) and the State of a non-cash charitable contribution with respect to the sale of the Property in accordance with this Agreement, as more particularly described in Recital E above. Buyer covenants to reasonably cooperate with Seller with respect to such donation by completing the Noncash Charitable Donations Form (IRS Form 8283) and any corollary State form, and to complete related subsequent IRS and State forms, if any, as requested by Seller, the IRS, or the State with respect to such non-cash charitable contribution. This covenant shall survive the Close of Escrow. The Donation will be based upon an appraisal from a licensed certified appraiser from the State of Alabama. All costs of the appraiser shall be paid by Sellers.

22. Miscellaneous.

(a) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(b) Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.

(c) Survival. All of Buyer’s and Seller’s warranties, indemnities, representatives, covenants, obligations, undertakings and agreements contained in this Agreement shall survive following the Close of Escrow.

(d) Successors and Assigns. Subject to Section 20, this Agreement shall be binding upon and shall inure to the benefit of the grantees, transferees, successors and permitted assigns of the parties hereto.

(e) Entire Agreement. This Agreement (including all Recitals and Exhibits attached hereto), is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, suspended, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

(f) Time of Essence. Seller and Buyer acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and non-curable (but waivable) default under this Agreement by the party so failing to perform.

(g) Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties to create the relationship of principal and agent, a partnership, joint venture or any other association between Buyer and Seller.

(h) Construction/Exhibits. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs, Sections, subparagraphs and subsections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated herein by this reference.

(i) Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of Alabama. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Alabama.

(j) Possession of Property. Subject to the Approved Conditions of Title, Buyer shall be entitled to the possession of the Property immediately following the Close of Escrow.

(k) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original (including copies sent to a party by facsimile transmission or in portable document format (pdf)), but all of which, together, shall constitute one and the same instrument.

(l) Recitals. Each of the parties acknowledge and agree that the Recitals set forth above in this Agreement are true and correct.

23. Appraisal. Seller will pay for a qualified appraisal (“Appraisal”) from the Earnest Money. The Appraisal shall be done by a qualified appraiser (“Appraiser”) that complies with the requirements of Section 170 of the Internal Revenue Code, the regulations, rulings and other pronouncements of the Internal Revenue Service, including current IRS Publication 561. A copy of the appraisal will be provided to Seller and Buyer and dated a date no later than 30 days prior to the Closing except as consented to by the Buyer.

24. IRS Form 8283. Upon the receipt of a Warranty Deed for the Property at Closing, Buyer shall sign and deliver Internal Revenue Service From 8283 to Seller for the appraised value. The form will represent that Buyer is a duly established non-profit corporation and qualified as a tax exempt public charity under Internal Revenue Service Code Section 501(c)(3) qualified to receive federal tax deductible contributions pursuant to the Internal Revenue Code 170. However, all parties understand that the amount of a charitable deduction under Section 170 of the Internal Revenue Code is governed by the Internal Revenue Code Regulations. Both parties understand that the maximum amount of monies due by the Buyer to obtain free and clear title of the Property being sold is $350,000.00. Any dispute between the Seller and the Internal Revenue Service as to the amount of charitable deduction is governed by the Internal Revenue Code and Regulations and the interpretation of the laws to the facts of this transaction by any Federal and State.

25. Inspections and Due Diligence. Buyer shall have the right, at its sole cost and expense during the contingency period, to perform any studies, inspections, or other due diligence it deems necessary or desirable on the Property, upon consent of Seller (“Inspection Period”), including but not limited to, acquiring necessary permits, Phase I or Phase II environmental studies, structural, heating and cooling, survey, boundary lines, zoning, intended use and so forth. If inspections are not satisfactory to Buyer, based on Buyer’s sole discretion, Buyer may cancel this proposed transaction by providing written notice to Seller. Buyer will indemnify Seller from any claims for injury to person or property occurring during any testing or studies.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

BUYER:			SELLER:

THE INDUSTRIAL DEVELOPMENT BOARD OF THE TOWN OF SULLIGENT, INC.			Deer Valley Homebuilders, Inc. An Alabama Domestic Corporation

By:	/s/ Danny J. Otts	By:	/s/ John S. Lawler
	Danny J. Otts, Chairman		John S. Lawler, Officer

Date:	12/22/15	Date:	12/22/15

EXHIBIT A

Legal Description of the Real Property

Said parcel being in and a part of the SE 1/4 of SW 1/4, Section 22, Township 13 South, Range 15 West, Lamar County, Alabama, and being more particularly described as follows:

Commencing at the Southwest corner of the SW 1/4 of SW 1/4, Section 22, Township 13 South, Range 15 West, Lamar County, Alabama; thence run North 88 degrees 18’ 31” East along the South line of said SW 1/4 of SW 1/4 for a distance of 1318.61 feet to the Southwest corner of the SE 1/4 of SW 1/4 of said Section 22; thence run North 00 degrees 54’ 33” West along the West line of said SE 1/4 of SW 1/4 for a distance of 369.95 feet to the point of beginning. FROM SAID POINT OF BEGINNING continue North 00 degrees 54’ 33” West along the West line of said SE 1/4 of SW 1/4 for a distance of 871.00 feet to a point on the southerly right-of-way of Alabama Highway 278 (120’ R.O.W.); thence run easterly along said southerly right-of-way for a distance of 612.12 feet; thence run S 00 degrees 28’ 56” E for a distance of 994.72 feet; thence run North 86 degrees 50’ 37” West for a distance of 600.00 feet to the point of beginning. Said parcel containing 13 acres, more or less.

SOURCE OF TITLE: BOOK 452, PAGE 253

This conveyance is made subject to the following:

(i)	Non delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.

(ii)	Title to all minerals within and underlying the premises, together with all mining rights and other rights, privileges and immunities relating thereto.

(iii)	Power line, road and all utility easements

(iv)	Title exceptions of record.

(v)	Items which a current and correct Survey or physical inspection would show.

(vi)	Matters learned by or described to Grantee or its agents prior to the expiration of the Closing.

(vii)	Environmental matters.

(viii)	Matters caused by, through, or under Grantee.

(ix)	Any other Approval Conditions of Certificate of Title.

BUYER:			SELLER:

THE INDUSTRIAL DEVELOPMENT BOARD OF THE TOWN OF SULLIGENT, INC.		Deer Valley Homebuilders, Inc.
An Alabama Domestic Corporation

By:	/s/ Danny J. Otts	By:	/s/ John S. Lawler
	Danny J. Otts, Chairman		John S. Lawler, Officer

Date:	12/22/15	Date:	12/22/15